§ 3.2 Sarbanes-Oxley Code of Ethics

I.	Policy and Purpose

Sarbanes-Oxley requires a mutual fund to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act and disclose whether it has adopted a code of ethics applicable to certain of its officers. Accordingly, the Board of Trustees has approved this SOX Code.

This SOX Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of Sarbanes-Oxley. This SOX Code supersedes any other procedures governing the activities of the Covered Officers. The Funds’ codes of ethics under Rule 17j-1 under the 1940 Act are separate procedures, and are not part of this SOX Code.

II.	Guidelines and General Procedures

A.	Covered Officers/Design of the Code

This SOX Code applies to the Funds’ Covered Officers, which are set forth in Exhibit C. This SOX Code is designed to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent “conflicts of interest” between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds file with, or submit to, the SEC and in other public communications made by the Funds;

•	Compliance with applicable laws and governmental rules and regulations;

•	The prompt internal reporting of violations of the SOX Code to an appropriate person or persons identified in the SOX Code; and

•	Accountability for adherence to the SOX Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

B.	Definition of Conflicts of Interest

Private Interest Over Official Duties. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to a Fund. For example, a Covered Officer may not receive improper personal benefits as a result of the Covered Officer’s position with the Funds.

Contractual Relationship. Conflicts also may arise from, or as a result of, the contractual relationship between a Fund and its Covered Officer who serves as an officer or an employee of the Fund’s investment adviser or administrator. This SOX Code recognizes that the Covered Officers will, in the normal course of their duties be involved in establishing policies and implementing decisions that will have different effects on the affected parties. If performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities normally will be deemed to have been handled ethically. In addition, the Board also recognizes that the Covered Officers also may be officers or employees of one or more other investment companies covered by this or other codes of ethics.

Conflicts Not Covered by Code. Certain conflict of interest situations that are subject to conflict of interest provisions of the 1940 Act are outside the parameters of this SOX Code. This SOX Code does not, and is not intended to, repeat or replace programs and procedures governing such situations.

C.	General Guidelines

The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund. The following non-exhaustive list provides examples of conflicts of interest under the SOX Code.

Each Covered Officer must:

•	Not use his or her personal influence or personal relationships improperly to influence a Fund’s investment decisions or financial reporting where the Covered Officer would benefit personally to the detriment of the Fund;

•	Not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;

•	Not use material non-public knowledge of portfolio transactions made or contemplated for a Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

•	Report at least annually the information elicited in the Funds’ annual Trustee and Officer Questionnaire.

D.	Disclosure and Compliance

Each Covered Officer:

•	Should familiarize himself or herself with the disclosure requirements generally applicable to the Funds;

•	Should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside the Fund, including to the Fund’s Board, auditors, governmental regulators or self-regulatory organizations;

•	Should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of a Fund and its Service Providers, with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

•	Has the responsibility to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

E.	Accountability by Covered Officers

Each Covered Officer must:

•	Upon adoption of the SOX Code (or thereafter as applicable, upon becoming a Covered Officer) affirm in writing (in the form attached as Exhibit D) to the Board that he or she has received, read, and understands the Code;

•	Annually thereafter affirm (in the form attached as Exhibit D) to the Board that he or she has complied with the requirements of the Code;

•	Not retaliate against any other Covered Officer or any employee or agent of an affiliated person of a Fund for reports of potential violations that are made in good faith; and

•	Notify the CCO promptly if he or she knows of any violation of this SOX Code. Failure to do so is itself a violation of this SOX Code.

F.	Amendment; Interpretation of Provisions

The Board may from time to time amend this SOX Code or adopt such interpretations of this SOX Code as it deems appropriate.

G.	Confidentiality

All reports and records prepared or maintained pursuant to this SOX Code shall be treated as confidential and shall not be disclosed to anyone other than the CCO, the Board of Trustees, the Audit Committee, the Covered Officers and Funds’ counsel, except as otherwise required by applicable law.

H.	Internal Use

The SOX Code is intended solely for the Funds’ internal use and does not constitute an admission, by or on behalf of the Funds as to any fact, circumstance, or legal conclusion.

III.	Exceptions

Not applicable.

IV.	Administration of Procedures

Enforcement. The Funds’ Audit Committee and CCO are responsible for interpreting and implementing this SOX Code. The Audit Committee and CCO will follow these procedures in investigating and enforcing this SOX Code:

•	The CCO will take any action the CCO considers appropriate to investigate any actual or potential violations reported to the CCO;

•	If, after such investigation, the CCO believes that no violation has occurred, the CCO shall meet with the person reporting the violation for the purpose of informing such person of the reason for not taking action;

•	Any matter that the CCO concludes is a violation will be reported to the Funds’ Audit Committee;

•	If the Funds’ Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the full Board of Trustees regarding appropriate action;

•	The Audit Committee will be responsible for granting waivers, as appropriate; and

•	Any amendments to or waivers of this SOX Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Reporting

Report to Audit Committee. There are some conflict of interest situations that must be disclosed to the Funds’ Audit Committees if material. Some examples of such situations include:

•	Service as a director on the board of any company (public or private), other than a management investment company;

•	The receipt of any non-nominal gifts from a person or a company that has current or prospective business dealings with the Funds;

•	The receipt of any entertainment from any company with which the Funds have current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	Any ownership interest in, or any consulting or employment relationship with, any of a Fund’s Service Providers, other than its adviser, administrator or any affiliated person thereof; and

•	A direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

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